First Quarter 2021 Earnings Conference Call Kelly King - Chairman & CEO Bill Rogers - President & COO Daryl Bible - CFO April 15, 2021

2 This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements. In particular, forward looking statements include, but are not limited to, statements we make about: (i) future levels of taxable-equivalent revenue, net interest income, net interest margin, noninterest expense and net charge-offs, (ii) Truist’s integration priorities for 2021, including the manner in which it plans to execute its digital application conversion, (iii) projected total amounts of merger-related and restructuring charges and incremental operating expenses related to the merger, (iv) Truist’s medium-term performance targets with respect to return on tangible common equity and efficiency and capital ratios, (v) the amount of expense savings to be realized from the merger or other strategic initiatives and the timing of such realization, (vi) Truist’s goals for its CET1 ratio, (vii) anticipated amounts of share repurchases, and (viii) projections of future dividends. Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission: • risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger; • expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust; • deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated; • the COVID-19 pandemic has disrupted the global economy, adversely impacted Truist's financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin and increases in the allowance for credit losses, and continuation of current conditions could worsen these impacts and also adversely affect Truist's capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets; • Truist is subject to credit risk by lending or committing to lend money and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral; • changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark and potentially negative interest rates, which could adversely affect Truist's revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity; • inability to access short-term funding or liquidity, loss of client deposits or changes in Truist's credit ratings, which could increase the cost of funding or limit access to capital markets; • risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk; • risks resulting from the extensive use of models in Truist's business, which may impact decisions made by management and regulators; • failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions; • increased competition, including from new or existing competitors that could have greater financial resources or be subject to different regulatory standards, for products and services offered by non-bank financial technology companies may reduce Truist's client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist's businesses or results of operations; • failure to maintain or enhance Truist's competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense; • negative public opinion, which could damage Truist's reputation; • increased scrutiny regarding Truist's consumer sales practices, training practices, incentive compensation design and governance; • regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist's business activities, reputational harm, negative publicity or other adverse consequences; • evolving legislative, accounting and regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations; • the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on profitability; • accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist's stock and adverse economic conditions are sustained over a period of time; • general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services; • risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases; • risks relating to Truist's role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees, or a breach of Truist’s obligations as servicer; • Truist's success depends on hiring and retaining key personnel, and if these individuals leave or change roles without effective replacements, Truist's operations and integration activities could be adversely impacted, which could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust; • fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate; • security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist's teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber attacks and identity theft, could result in the disclosure of confidential information, adversely affect Truist's business or reputation or create significant legal or financial exposure; and • widespread outages of operational, communication or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change could have an adverse effect on Truist's financial condition and results of operations, or lead to material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements. Forward-Looking Statements

3 Non-GAAP Information This presentation contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist’s management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this presentation: Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger- related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non- GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity. Selected items affecting results are included on slide 8.

4

5 Living our purpose Inspire and build better lives and communities Advanced environmental, social, and governance strategy and diversity, equity, and inclusion efforts Issued Truist’s inaugural social bond—first social bond issued by a U.S. regional bank—and published ESG Bond Framework for future issuances Became lead investor for Greenwood, an innovative digital banking platform designed for Black and Latinx consumers and business owners Signed the Hispanic Promise–a first-of-its-kind national pledge to prepare, hire, promote, retain, and celebrate Hispanics in the workplace Received 100% score on Human Rights Campaign’s Corporate Equality Index; named ‘Best Place to Work’ in 2021 + + + + Received “Outstanding” Community Reinvestment Act (CRA) rating + + + + Showcasing the Truist Purpose in action through key recognitions & milestones 6th largest PPP commercial bank lender in latest round of SBA funding; 34% of loans focused on low-to-moderate income and majority minority communities Continued executing on our Community Benefits Plan, a $60 billion commitment to support LMI borrowers and communities, after ending 2020 at 114% of our annual target Recognized by ‘FORTUNE’ as one of the world’s most admired companies

6 Excellent progress across key integration initiatives Truist Securities conversion Wealth brokerage conversion Release of Truist job framework for all teammates in Workday Testing protocols for core bank conversion Wealth trust conversion Migrate teammates to the Truist retail mortgage origination ecosystem Integration Priorities - Path to Completion Retail branch consolidation (approximately 800 cumulative closures by 1Q22) Unveil Innovation and Technology Center Launch Truist digital online banking and mobile experience to select populations Convert heritage BB&T clients to Truist ecosystem for retail and commercial Integrate industry-leading commercial lending platform Convert heritage SunTrust clients to Truist ecosystem for retail and commercial (2022) Reducing risk in the merger

7 1Q21 performance highlights Summary Income Statement ($ MM) 1Q21 Total taxable-equivalent revenue1 $5,510 Net income 1,473 Net income available to common shareholders 1,334 Adjusted net income available to common shareholders2 1,602 1 Composed of taxable-equivalent net interest income and noninterest income 2 See non-GAAP reconciliations in the appendix 3 Current quarter regulatory capital information is preliminary ▪ Strong adjusted net income of $1.6 billion, or $1.18 per share, both up 42% vs. 1Q20 ▪ Adjusted ROTCE of 19.36% ▪ Record investment banking and trading income and insurance income, offset by decreases in residential mortgage income and commercial real estate related income ▪ Strong expense discipline as adjusted noninterest expense decreased $57 million sequentially; merger-related and restructuring charges decreased $167 million ▪ Significantly lower provision for credit losses of $48 million vs. $177 million in 4Q20; reserve release of $190 million primarily reflects lower loan balances and better economic outlook ▪ NPAs decreased $88 million, or 6.3% vs. 4Q20 ▪ Completed $506 million of share repurchases, resulting in a total payout ratio of 83.3% during 1Q21 ▪ Redeemed $950 million of preferred stock during the quarter at an after-tax cost of $26 million or $0.02 per share, which was not excluded from adjusted net income or EPS 1Q21 Performance Metrics GAAP / Unadjusted Adjusted 2 Diluted earnings per share $0.98 $1.18 Return on average assets 1.17% 1.39% Return on average common equity 8.69% 10.41% Return on average tangible common equity 16.40% 19.36% Efficiency ratio 65.8% 56.9% Asset Quality and Capital 1Q21 Nonperforming assets as a % of total assets 0.25% Net charge-offs as a % of average loans and leases 0.33% Common equity tier 1 capital ratio (CET1)3 10.1% Key Points

8 Selected items affecting 1Q21 results Item ($ MM, except per share impact) Pre-Tax After-Tax Diluted EPS Impact Merger-related and restructuring charges ($141) ($108) $0.08 Incremental operating expenses related to the merger ($175) ($134) $0.10 Acceleration for cash flow hedge unwind ($36) ($28) $0.02 The above table includes items on slide A-10 of the appendix with the exception of gain (loss) on early extinguishment of debt Diluted EPS impact amounts may be rounded Merger-related and restructuring charges and incremental operating expenses related to the merger referenced above are not expected to be part of the run rate post 2022

Digital acceleration

Digital Commerce YTD Growth



130.3K
187.2K
1Q20
1Q21

44% YoY growth in account sales

Mobile App Users



3.65MM
4.06MM
Mar-20
Mar-21

11% growth in active users

Mobile Check Deposits



1.50MM
1.91MM
Mar-20
Sept-20
Mar-21

27% growth in transactions

Zelle Transactions



2.46MM
4.52MM
Mar-20
Sept-20
Mar-21

84% growth in transactions

1Q21: The Truist Digital Rollout Begins

Our innovative, patent-pending “Digital Straddle,” enables a smooth digital migration before core conversion for a better client experience

- Teammate Pilot began in March 2021
- Client will see a common Truist digital experience while the heritage backends are maintained as systems of record
- Truist’s API abstracts clients’ user interface from the heritage backend and delivers a Truist-branded solution
- This approach enables us to incrementally add clients in waves, avoiding a one-time digital conversion in February 2022, reducing risk, and giving clients the best conversion experience



Home
Hello, Scott
Accounts & Cards
View all
My Checking 0422
$1,975.22
Investment 1202
$502,210.61
Mortgage 6634
$205,569.35
Quick Links
Transfer money
Order checks
Send money with Zelle
Bill pay
Customer service
Card controls

TRUIST

Results reflect combined transactions and accounts from BB&T and SunTrust as of March 2021
Digital commerce defined as products delivered through digital applications
Active users reflects clients that have logged in using the mobile app over the prior 90 days; clients using mobile app at both organizations were counted only once

9

Loans & leases

Average Loans & Leases HFI and Loan Yields



$129,803
$171,268
5.02%
$124,590
$178,270
4.13%
$120,856
$173,794
4.11%
1Q20
4Q20
1Q21
Commercial LHFI ($ MM)
Consumer & Card LHFI ($ MM)
Loans HFI yield (%)

Key Points

- Average loans and leases decreased $8.2 billion sequentially, driven largely by reductions in commercial loans and residential mortgage loans
- Average commercial loans declined $4.5 billion, reflecting decreases of
  - $1.8 billion in average PPP loans
  - Continued paydown of revolving credit lines
  - $819 million in average CRE loans
  - $647 million related to the transfer of $1 billion of certain loans and leases to held for sale in late 4Q20
- Average consumer loans decreased $3.6 billion due to a decrease in residential mortgage and residential home equity and direct partially offset by an increase in indirect auto loans
- The yield on loans held for investment decreased 2 bps primarily due to lower purchase accounting accretion

Loans & Leases HFI ($ MM)

Average balances	1Q21	Linked Quarter Change	Like Quarter Change
Commercial:			
Commercial and industrial	$136,051	($3,172)	$4,308
CRE	26,211	(819)	(835)
Commercial construction	6,557	(59)	148
Lease financing	4,975	(426)	(1,095)
Consumer:			
Residential mortgage	45,823	(3,024)	(7,170)
Residential home equity and direct	25,658	(669)	(1,906)
Indirect auto	26,363	575	1,388
Indirect other	10,848	(443)	(102)
Student	7,519	—	(268)
Credit card	4,645	(173)	(889)
Total loans & leases held for investment	**$294,650**	**($8,210)**	**($6,421)**

TRUIST

10

11 Deposits $334,649 $375,266 $383,185 0.70% 0.51% 0.07% 0.05% Total deposits ($ MM) IBD cost (%) Total deposit cost (%) 1Q20 4Q20 1Q21 ▪ Average deposits increased $7.9 billion sequentially to $383.2 billion, largely due to a $4.9 billion increase in average interest checking and a $4.6 billion increase in money market and savings • Growth was driven by additional government stimulus and pandemic- related client behavior ▪ Average noninterest-bearing deposits increased $1.5 billion sequentially and were 33.6% of total deposits vs. 33.9% in 4Q20 and 27.8% in 1Q20 ▪ Average time deposits decreased $3.0 billion primarily due to the maturity of wholesale CDs and higher-cost accounts ▪ Average total deposit costs decreased 2 bps to 5 bps and average interest- bearing deposit costs decreased 4 bps to 7 bps Average balances 1Q21 Linked Quarter Change Like Quarter Change Noninterest-bearing deposits $128,579 $1,476 $35,444 Interest checking 104,744 4,878 19,736 Money market and savings 129,303 4,611 8,367 Time deposits 20,559 (3,046) (15,011) Total deposits $383,185 $7,919 $48,536 0.11% Key Points Average Deposits & Costs Deposits ($ MM) 0.07%

12 Net interest income and interest rate sensitivity ▪ Net interest income decreased $81 million linked quarter, reflecting two fewer days in the quarter ($43 million impact) and lower purchase accounting accretion ($43 million) ▪ Reported NIM decreased 7 bps to 3.01% • Purchase accounting accretion contributed 32 bps vs. 36 bps in 4Q20 ▪ Core NIM decreased 3 bps to 2.69% as continued inflows of deposits increased our combined balances at the Federal Reserve and in the investment portfolio; key drivers were: • Higher loan yields due to PPP loan payoffs and reversal of COVID-19 loan deferrals (+4 bps) • Lower interest-bearing liability costs (+4 bps) • Excess liquidity (-11 bps) ▪ Interest rate sensitivity decreased slightly in response to the increase in the investment portfolio due to excess liquidity $3,687 $3,394 $3,313 3.58% 3.08% 3.01% 3.06% 2.72% 2.69% Net interest income TE ($ MM) Reported NIM (%) Core NIM (%) 1Q20 4Q20 1Q21 -2.09% -1.82% +3.24% +4.18% -1.75% -1.32% +2.92% +3.74% At 12/31/20 At 3/31/21 Down 50 Down 25 Up 50 Up 100 1 Market rate increase or decrease scenarios assume a ramped, parallel 25 basis point change per quarter in market interest rates and that market rates floor at 0% Key PointsNet Interest Income & Margin Change in Net Interest Income1

Noninterest income

Noninterest Income & Fee Income Ratio



$1,961
34.9%
$2,285
40.4%
$2,197
40.1%
1Q20
4Q20
1Q21
Noninterest income ($ MM)
Fee income ratio (%)

Key Points

- Noninterest income decreased $88 million to $2.2 billion and represented 40.1% of total revenue
- Insurance income was strong, increasing $81 million sequentially largely due to seasonality and recent acquisitions; organic revenue grew 6.4% vs. 1Q20
- Record investment banking and trading income increased $32 million primarily due to a recovery of previously recorded CVA losses and higher investment banking revenues
- Residential mortgage income decreased $93 million, primarily due to lower production-related revenue as a result of lower gain on sale margins and volumes
- Commercial real estate related income decreased $80 million, reflecting seasonality at Grandbridge and strong 4Q20 transaction activity
- Other income was down $18 million as a $49 million reduction in income from partnerships, due to a strong fourth quarter, was partially offset by $37 million of gains ($3 million after tax loss) from the divestiture of certain businesses

Noninterest Income ($ MM)

	1Q21	Linked Quarter Change	Like Quarter Change
Insurance income	$626	$81	$77
Wealth management income	341	9	9
Service charges on deposits	258	(8)	(47)
Residential mortgage income	100	(93)	(145)
Investment banking and trading income	340	32	222
Card and payment related fees	200	(3)	13
Lending related fees	100	(5)	33
Operating lease income	68	(9)	(9)
Commercial real estate related income	43	(80)	(1)
Income from bank-owned life insurance	50	6	6
Securities gains (losses)	—	—	2
Other income (loss)	71	(18)	76
Total noninterest income	**$2,197**	**($88)**	**$236**
Adjusted noninterest income[1]	**$2,160**	**($125)**	**$197**

1 Excludes securities gains (losses) and 1Q21 divestiture of certain businesses

TRUIST

13

Noninterest expense & efficiency ratio

Noninterest Expense & Efficiency Ratio



$3,431
61.1%
54.6%
$3,833
67.8%
55.9%
$3,610
65.8%
56.9%
1Q20
4Q20
1Q21
Total noninterest expense ($ MM)
GAAP efficiency (%)
Adjusted efficiency (%)

Key Points

- Noninterest expense decreased $223 million sequentially to $3.6 billion
- Adjusted noninterest expense decreased $57 million, largely due to reductions in professional fees and outside processing and lower non-service-related pension cost components, partially offset by increased personnel expense
- Professional fees and outside processing decreased $43 million due to lower spend for strategic technology projects
- Personnel expense increased $34 million, reflecting higher equity-based compensation due to new grants, reset of payroll tax limits at the beginning of the year, and other employee benefits, partially offset by lower salaries and wages
  - Average FTEs decreased 486 sequentially and are down 5,280 since merger announcement
- Merger-related & restructuring charges decreased $167 million due to lower facilities impairments and severance charges

Noninterest Expense ($ MM)

	1Q21	Linked Quarter Change	Like Quarter Change
Personnel expense	$2,142	$34	$170
Professional fees and outside processing	350	(43)	103
Net occupancy expense	209	2	(12)
Software expense	210	(5)	—
Amortization of intangibles	144	(28)	(21)
Equipment expense	113	(8)	(3)
Marketing and customer development	66	8	(18)
Operating lease depreciation	50	(4)	(21)
Loan-related expense	54	(11)	(8)
Regulatory costs	25	(7)	(4)
Merger-related and restructuring charges	141	(167)	34
Loss (gain) on early extinguishment of debt	(3)	(3)	(3)
Other expense	109	9	(38)
Total noninterest expense	**$3,610**	**($223)**	**$179**
Adjusted noninterest expense[1]	**$3,117**	**($57)**	**$32**

1 Excludes selected items referenced on slide A-8 of the attached appendix

TRUIST

14

15 Merger cost update Anticipated total merger costs through 2022 (not in run rate thereafter) 1 Includes net occupancy, software, equipment, loan processing, and other expense Estimated total merger-related and restructuring charges and incremental operating expenses include costs projected through 2022 (not expected be part of the run rate post 2022); excludes non-merger restructuring items Merger-Related and Restructuring Charges (Expenses to complete merger with no future benefit) Examples of Merger-Related Charges Estimated Total Approx. $2.1B ($1.3B incurred since Feb. 2019 - Mar. 2021) Severance & comp Primarily severance payments Occupancy & equipment Impairments related to vacating branch and corporate buildings Professional fees & outside processing Investment banker and legal fees related to the merger as well as third party labor related to system conversions and decommissioning System conversion costs Write-offs for technology assets Incremental Operating Expenses Related to the Merger (Expenses for which the ongoing entity receives a future benefit) Examples of Incremental Operating Expenses Related to the Merger Estimated Total Approx. $1.8B ($900MM incurred since Feb. 2019 - Mar. 2021) Personnel Salaries and incentive expense for FTEs dedicated to merger integration work Professional fees & outside processing Third party labor related to target future state system design, optimization, and enhancement Marketing & other development Rebranding costs All other operating expenses1

16 Asset quality $1,177 $1,387 $1,299 0.23% 0.27% 0.25% Nonperforming assets ($ MM) NPAs as a % of total assets 1Q20 4Q20 1Q21 $272 $205 $238 $177 Net charge-offs ($ MM) Provision NCOs as % of avg. loans and leases 1Q20 4Q20 1Q21 0.36% 1Q20 4Q20 1Q21 4.76x 7.15x 0.27% ▪ Strong asset quality metrics remain stable, reflecting diversification benefits of the merger and effective problem asset resolution ▪ Nonperforming assets / assets ratio decreased 2 bps ▪ Annualized net charge-offs as a percentage of average loans and leases were 33 bps, up from 27 bps in the prior quarter ▪ Provision for credit losses was $48 million and included a reserve release of $190 million reflecting lower loan volume and improvement in the economic outlook while reflecting continued risks associated with the pandemic ▪ Allowance for credit losses was 2.06% of loans held for investment, down 1 bp from prior quarter Key PointsNet Charge-offs & Provision Nonperforming Assets ALLL for Loans & Leases to Net Charge-offs $5,611 $6,011 1.76% 2.07% 2.06% ACL ($ MM) % of ACL to total LHFI 1Q20 4Q20 1Q21 Allowance for Credit Losses ($ MM) 5.87x 0.33% $6,199 $48 $893

Capital and liquidity position

Capital Ratios



12.7%
10.5%
9.3%
14.5%
12.1%
10.0%
14.3%
12.0%
10.1%
1Q20
4Q20
1Q21
Common Equity Tier 1
Tier 1
Total

Category III LCR & HQLA



117%
$74.2
113%
$81.0
111%
$80.2
1Q20
4Q20
1Q21
LCR
HQLA ($ B)

Current quarter regulatory capital information is preliminary

Key Points

- CET1 ratio increased to 10.1%
- Our dividend payout ratio of 45.4% reflected the 1Q21 common dividend of $0.45 per share
- Share repurchases totaled $506 million in 1Q21, contributing to a total payout ratio of 83.3%
- Remaining authorization under the share repurchase program approved by the Board in December 2020 is approximately $1.5 billion
  - Intend to maintain CET1 ratio at approximately 10% after considering strategic actions (such as bolt-on acquisitions) and share repurchases, as well as changes in risk-weighted assets
  - For 2Q21, Truist intends to execute share repurchases consistent with the Federal Reserve's capital restrictions announced March 25, 2021
  - For 2Q21, Truist anticipates share repurchases of approximately $600 million
- Truist redeemed all of its Series F and Series G Preferred Stock during the quarter; Truist incurred an after-tax charge of $26 million, or $0.02 per share, to complete the redemption, which was not excluded from adjusted net income or EPS
- Liquidity ratios continue to be strong:
  - Average LCR was 111% for 1Q21
  - Liquid asset buffer was 23.2% at March 31, 2021

TRUIST

17

Committed to achieving net cost saves

Cost Saves

Third Party Spend	Retail Banking	Non-Branch Facilities	Personnel[1]	Technology
Targeting 10% reduction in sourceable spend	Targeting 800 total closures by 1Q22	Targeting approximately 4.8MM net sq. ft.reductions	Avg. FTEs decreased by approximately 9% at 1Q21	Driven by integration efforts, applications, hardware, and staff rationalization
Achieved through: *4Q20 - 7.5%* *1Q21 - 9.3%*	*Cumulative closures through:* *4Q20 - 148* *1Q21 - 374*	*Cumulative reductions through:* *4Q20 - 2.3MM* *1Q21 - 3.5MM*	*Includes normal attrition and reductions in force*	*Expecting total savings of approximately $425MM by the end of 2022 vs. 2019*

Investments

- **Digital Innovation**
- **Marketing / Branding**
- **Talent / Benefits**
- **Technology Platforms**

TRUIST

1 Reflects normal attrition and reductions in force from 1Q19 proforma through 1Q21

18

19 Cost saves progress Medium-Term Performance Targets Net Expense Savings - Run Rate1 ROTCE Low 20% Adjusted Efficiency Low 50% CET1 Approx. 10% 4Q20 annualized $640MM 40% of net cost saves 4Q21 annualized $1,040MM 65% of net cost saves 4Q22 annualized $1,600MM 100% of net cost saves $3,117 $(32) $(20) $3,065 Adjusted noninterest expense Non-qualified plan expenses Noninterest expense-insurance acquisition post MOE Core noninterest expense1 1 Excludes selected items referenced on slide A-8 of the attached appendix 2 Substantially offset in noninterest income 2 1Q21 Core Noninterest Expense ($ MM) Remain committed to 4Q21 targeted core expenses of $2,940MM Relative to the prior quarter, 1Q21 core noninterest expense was impacted by ▪ Seasonally higher payroll taxes and equity compensation expense ▪ Variable commissions remained high due to strong fee revenue Key Points

20 Integrated Relationship Management A Strong Community Bank and Investment Bank Partnership M&A Advisory Actions ▪ M&A transactions are growing YOY ▪ IRM process allows for relationships to continue post-sale, significant increase in AUM for Wealth business ▪ 75% of CCB regions discussing at least one active business transition opportunity and nearly 50% are discussing multiple opportunities Syndicated Credit Facilities ▪ 25% increase in CCB assisted syndicated transactions versus 1Q20 ▪ Consistent growth in leading roles and new opportunities Delivering capital markets solutions through the Corporate & Institutional Group (CIG) to the Commercial Community Bank (CCB) is a key strategy. IRM adoption is working ▪ CCB introductions to CIG increased more than 2x vs. 4Q20 and nearly 3x vs 1Q20.1 Established banker expectations and partnership agreements, resulting in an increased level of advisory conversations with clients. Two new industry consultants were added in the CCB to accelerate this partnership. Teammate adoption of client engagement tools has allowed us to better advise clients virtually. 1 Excludes interest rate derivatives

Integrated Relationship Management

Creating Value for SunTrust Clients with Truist Insurance Holdings

Training and development began at merger to enrich new IRM relationships and provide product knowledge

Insurance industry practice groups have been aligned with industry specialties for the commercial and investment banking segments

Referrals to insurance have increased more than 2.3x compared with 1Q20 and more than 50% from the prior quarter

Systems and technology enhancements have been implemented to improve the IRM experience for teammates

- Almost half of all insurance introductions are now from heritage SunTrust teammates
- Heritage SunTrust teammate introductions from the Corporate & Institutional Group have increased more than 4x from 1Q20
- Heritage SunTrust teammate introductions from the Commercial Community Bank have increased 2x from 1Q20
- Despite longer insurance sales cycles of 18-36 months for large corporate clients, the pipeline of heritage SunTrust clients continues to develop
- Referral activity to insurance from every major Truist business has increased substantially in 1Q21

TRUIST

21

22 Value proposition Purpose-driven: Committed to inspire and build better lives and communities Growing earnings stream with less volatility relative to peers over the long-term ▪ Sixth-largest commercial bank in the U.S. ▪ Strong market share in vibrant, fast- growing MSAs throughout the Southeast and Mid-Atlantic and a growing national presence ▪ Comprehensive business mix with distinct capabilities in traditional banking, capital markets and insurance ▪ Better together: “Best of breed” talent, technology, strategy, and processes ▪ Continued confidence in achieving $1.6 billion of net cost savings ▪ Highly complementary businesses and expanded client base combine to yield revenue synergies ▪ Returns and capital buoyed by purchase accounting accretion ▪ Meaningful investments in innovative technologies, teammates, marketing, and advertising ▪ Prudent and disciplined risk and financial management ▪ Conservative risk culture; leading credit metrics; among the highest- rated large banks ▪ Diversification benefits arising from the merger ▪ Stress test well ▪ Strong capital and liquidity support flight to quality ▪ Defensive balance sheet insulated by purchase accounting marks, combined with CECL credit reserves Exceptional franchise with diverse products, services, and markets Uniquely positioned to deliver best-in-class efficiency and returns while investing in the future Strong capital and liquidity with resilient risk profile enhanced by the merger

Appendix

Consumer Banking & Wealth

Represents performance for Retail Community Banking, Wealth, Mortgage Banking, Dealer Retail Services, and National Consumer Finance & Payments

		1Q20	4Q20	1Q21
Income Statement ($ MM)	Net interest income	$2,257	$2,200	$2,138
	Provision for credit losses	437	116	100
	Noninterest income	1,066	994	921
	Noninterest expense	2,004	1,960	1,910
	Pre-tax income	882	1,118	1,049
	Segment net income	675	854	803
Balance Sheet ($ B)	Average loans[(1)]	$139.9	$138.0	$133.6
	Average deposits	204.1	227.9	234.6
Other Key Metrics	Mortgages serviced for others ($ B)[(2)]	$220.0	$188.3	$179.8
	Branches[(3)]	2,957	2,781	2,556
	ATMs	4,408	4,082	3,807

(1) Excludes loans held for sale
(2) Amount reported reflects end of period balance
(3) 1Q20 branch count includes 30 branches subsequently divested in July 2020

Key Points

- 226 branches closed in 1Q21 related to MOE branch consolidation. After accounting for 1 new branch opened in the quarter, a net of 225 branches closed in 1Q21
- Noninterest income decreased primarily driven by lower residential mortgage income due to higher prepayment rates impacting both HFI and MSR outstandings and lower production volume, and by lower service charges on deposits attributed to clients carrying a higher average balance in checking accounts as a result of various stimulus programs, partially offset by gains from the divestiture of certain businesses and higher wealth management income due to increased market valuations
- Noninterest expense decreased primarily due to lower occupancy expense, loan related expenses, equipment expenses, merger-related expenses, and amortization of intangibles
- Average loans held for investment decreased primarily due to lower residential mortgage balances driven by continued high prepayment rates and lower home equity and direct consumer lending, as well as the exit of a small ticket loan and lease portfolio, partially offset by increased indirect auto lending
- Average deposits increased primarily due to the impact of various stimulus programs and reduced consumer spending through 2020 as a result of the pandemic environment
- 1Q21 average total deposit cost decreased to 5 bps; average interest-bearing deposit cost decreased to 7 bps

TRUIST

A-1

Corporate & Commercial Banking

Represents performance for Commercial Community Banking, Corporate & Investment Banking, and CIG – Real Estate

		1Q20	4Q20	1Q21
Income Statement ($ MM)	Net interest income	$1,323	$1,282	$1,209
	Provision for credit losses	399	60	(35)
	Noninterest income	457	789	694
	Noninterest expense	869	831	782
	Pre-tax income	512	1,180	1,156
	Segment net income	421	922	908
Balance Sheet ($ B)	Average loans[(1)]	$158.6	$161.8	$158.2
	Average deposits	118.6	139.2	140.4

(1) Excludes loans held for sale

Key Points

- Noninterest income decreased $95 million, or 12% from 4Q20, driven primarily by lower commercial real estate related income from seasonally higher 4Q, lower operating lease income, and lending related fees, partially offset by strong investment banking and trading income driven by higher bond and equity origination and improved derivative valuation marks
- Noninterest expense decreased primarily due to lower personnel expense, merger-related expenses, operating lease depreciation, and amortization of intangibles, partially offset by higher professional fees and outside processing
- Average loans held for investment decreased due primarily to continued lower utilization on revolvers as well as PPP loan forgiveness, partially offset by new PPP loans from the 2nd Paycheck Protection Program
- Average deposits increased due to seasonally higher balances from commercial clients, inflows related to various stimulus programs, and reduced spending
- 1Q21 average total deposit cost remained flat to prior quarter at 3 bps; average interest-bearing deposit cost remained flat to prior quarter at 6 bps

TRUIST

A-2

Insurance Holdings

Represents performance for Retail and Wholesale Insurance businesses and Premium Finance

		1Q20	4Q20	1Q21
Income Statement ($ MM)	Net interest income	$25	$22	$20
	Noninterest income	557	562	633
	Total revenue	582	584	653
	Provision for credit losses	1	2	1
	Noninterest expense	440	451	479
	Pre-tax income	141	131	173
	Segment net income	105	99	131
Performance ($ MM)	Y-o-Y organic revenue growth	7.2%	2.9%	6.4%
	Net acquired revenue	$2	$9	$28
	Performance based commissions	18	20	16
	Adjusted EBITDA[(1)]	164	160	204
	Adjusted EBITDA margin[(1)]	28.1%	27.3%	31.2%

Key Points

- Record quarterly revenue as operating environment remains favorable with rising rates and positive momentum in economic growth
- 1Q21 organic growth driven by strong new business growth, stable and improving retention, and P&C rate increases
- 1Q21 new business up 12.8% vs. 1Q20
- P&C rate environment remains positive with rate increases in 1Q21 comparable or slightly up vs. prior periods
- Margin expansion driven by revenue growth, lower T&E expense, and prudent expense management

(1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. See non-GAAP reconciliations included in the attached Appendix.

TRUIST

A-3

Purchase Accounting Summary(1)

($ MM)

	As of/For the Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
Loans and Leases[2]					
Beginning balance unamortized fair value mark	$ (2,395)	$ (2,676)	$ (3,077)	$ (3,539)	$ (4,564)
Accretion	316	356	367	440	454
CECL adoption - reserves on PCD assets	—	—	—	—	378
Purchase accounting adjustments and other activity	12	(75)	34	22	193
Ending balance	$ (2,067)	$ (2,395)	$ (2,676)	$ (3,077)	$ (3,539)
Core deposit and other intangible assets					
Beginning balance	$ 2,984	$ 2,840	$ 3,016	$ 3,168	$ 3,142
Additions - acquisitions	14	320	—	—	31
Amortization	(144)	(172)	(170)	(178)	(165)
Amortization in net occupancy expense	(3)	(4)	(6)	(6)	(5)
Purchase accounting adjustments and other activity	(26)	—	—	32	165
Ending balance	$ 2,825	$ 2,984	$ 2,840	$ 3,016	$ 3,168
Deposits[3]					
Beginning balance unamortized fair value mark	$ (19)	$ (26)	$ (37)	$ (54)	$ (76)
Amortization	4	7	11	17	22
Ending balance	$ (15)	$ (19)	$ (26)	$ (37)	$ (54)
Long-Term Debt[3]					
Beginning balance unamortized fair value mark	$ (216)	$ (238)	$ (262)	$ (285)	$ (312)
Amortization	20	22	24	23	27
Ending balance	$ (196)	$ (216)	$ (238)	$ (262)	$ (285)

(1) Includes the merger with SunTrust. This summary includes only selected information and does not represent all purchase accounting adjustments.
(2) Purchase accounting marks on loans and leases includes credit, interest and liquidity components, and are generally recognized using the level-yield or straight-line method over the remaining life of the individual loans or recognized in full in the event of prepayment.
(3) Purchase accounting marks on liabilities represents interest rate marks on time deposits and long-term debt and are recognized using the level-yield method over the term of the liability.

TRUIST

A-4

A-5 2Q21 - 4Q21 Preferred Stock Projected Dividends 3ML = 3-month LIBOR. Estimates assume an average LIBOR rate of 0.18% for 1Q21-3Q21. Actual 3ML could vary significantly causing dividend payments to differ from the estimates shown above. Truist Preferred Outstandings ($ MM) 2Q21 3Q21 4Q21 Series H $465.0 $6.5 $6.5 $6.5 Series I $172.5 $1.8 $1.8 $1.7 Series J $101.5 $1.0 $1.0 $1.0 Series L $750.0 $18.9 — $18.9 Series M $500.0 $12.8 — $12.8 Series N $1,700.0 — $40.8 — Series O $575.0 $7.5 $7.5 $7.5 Series P $1,000.0 $24.8 — $24.8 Series Q $1,000.0 — $25.5 — Series R $925.0 $11.0 $11.0 $11.0 Estimated dividends based on current interest rates and amounts outstanding ($ MM) $84.4 $94.2 $84.4

Non-GAAP Reconciliations

Non-GAAP Reconciliations

Diluted EPS

($ MM, except per share data, shares in thousands)

	Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
Net income available to common shareholders - GAAP	$ 1,334	$ 1,228	$ 1,068	$ 902	$ 986
Merger-related and restructuring charges	108	237	181	160	82
Securities (gains) losses	—	—	(80)	(230)	2
Loss (gain) on early extinguishment of debt	(2)	—	—	180	—
Incremental operating expenses related to the merger	134	138	115	99	57
Charitable contribution	—	—	38	—	—
Acceleration for cash flow hedge unwind	28	—	—	—	—
Net income available to common shareholders - adjusted	$ 1,602	$ 1,603	$ 1,322	$ 1,111	$ 1,127
Weighted average shares outstanding - diluted	1,358,932	1,361,763	1,358,122	1,355,834	1,357,545
Diluted EPS - GAAP	**$ 0.98**	**$ 0.90**	**$ 0.79**	**$ 0.67**	**$ 0.73**
Diluted EPS - adjusted[(1)]	**1.18**	**1.18**	**0.97**	**0.82**	**0.83**

(1) The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-7

Non-GAAP Reconciliations

Efficiency Ratio

($ MM)

	Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
Efficiency ratio numerator - noninterest expense - GAAP	$ 3,610	$ 3,833	$ 3,755	$ 3,878	$ 3,431
Merger-related and restructuring charges, net	(141)	(308)	(236)	(209)	(107)
Gain (loss) on early extinguishment of debt	3	—	—	(235)	—
Incremental operating expense related to the merger	(175)	(179)	(152)	(129)	(74)
Amortization of intangibles	(144)	(172)	(170)	(178)	(165)
Charitable contribution	—	—	(50)	—	—
Acceleration for cash flow hedge unwind	(36)	—	—	—	—
Efficiency ratio numerator - adjusted	$ 3,117	$ 3,174	$ 3,147	$ 3,127	$ 3,085
Efficiency ratio denominator - revenue[1] - GAAP	$ 5,482	$ 5,651	$ 5,572	$ 5,871	$ 5,611
Taxable equivalent adjustment	28	28	29	31	37
Securities (gains) losses	—	—	(104)	(300)	2
Gains on divestiture of certain businesses	(37)	—	—	—	—
Efficiency ratio denominator - adjusted	$ 5,473	$ 5,679	$ 5,497	$ 5,602	$ 5,650
Efficiency ratio - GAAP	**65.8 %**	**67.8 %**	**67.4 %**	**66.1 %**	**61.1 %**
Efficiency ratio - adjusted[2]	**56.9**	**55.9**	**57.3**	**55.8**	**54.6**

(1) Revenue is defined as net interest income plus noninterest income.
(2) The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-8

Non-GAAP Reconciliations

Calculations of tangible common equity and related measures

($ MM, except per share data, shares in thousands)

	As of / Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
Common shareholders' equity	$ 60,752	$ 62,759	$ 61,819	$ 61,634	$ 61,295
Less: Intangible assets, net of deferred taxes	26,413	26,629	25,923	26,083	26,263
Tangible common shareholders' equity[1]	$ 34,339	$ 36,130	$ 35,896	$ 35,551	$ 35,032
Outstanding shares at end of period	1,344,845	1,348,961	1,348,118	1,347,609	1,347,461
Common shareholders' equity per common share	**$ 45.17**	**$ 46.52**	**$ 45.86**	**$ 45.74**	**$ 45.49**
Tangible common shareholders' equity per common share[1]	**25.53**	**26.78**	**26.63**	**26.38**	**26.00**
Net income available to common shareholders	$ 1,334	$ 1,228	$ 1,068	$ 902	$ 986
Plus amortization of intangibles, net of tax	111	131	130	137	126
Tangible net income available to common shareholders[1]	$ 1,445	$ 1,359	$ 1,198	$ 1,039	$ 1,112
Average common shareholders' equity	$ 62,252	$ 61,991	$ 61,804	$ 61,484	$ 60,224
Less: Average intangible assets, net of deferred taxes	26,535	25,930	25,971	26,161	26,429
Average tangible common shareholders' equity[1]	$ 35,717	$ 36,061	$ 35,833	$ 35,323	$ 33,795
Return on average common shareholders' equity	**8.69 %**	**7.88 %**	**6.87 %**	**5.90 %**	**6.58 %**
Return on average tangible common shareholders' equity[1]	**16.40**	**14.99**	**13.31**	**11.83**	**13.23**

(1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-9

A-10 Non-GAAP Reconciliations Performance Ratios ($ MM) (1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. These measures are not necessarily comparable to similar measures that may be presented by other companies. (2) Tangible common equity is a non-GAAP measure. The reconciliation for this measure is on the previous slide. Quarter Ended March 31, 2021 Return on Average Assets Return on Average Common Shareholders’ Equity Return on Average Tangible Common Shareholders’ Equity2 Net income - GAAP $ 1,473 Net income available to common shareholders - GAAP $ 1,334 $ 1,334 Merger-related and restructuring charges 108 108 108 Loss (gain) on early extinguishment of debt (2) (2) (2) Incremental operating expenses related to the merger 134 134 134 Acceleration for cash flow hedge unwind 28 28 28 Amortization — — 111 Numerator - adjusted(1) $ 1,741 $ 1,602 $ 1,713 Average assets $ 508,833 Average common shareholders' equity — $ 62,252 $ 62,252 Plus: Estimated impact of adjustments on denominator — 134 134 Less: Average intangible assets, net of deferred taxes — — 26,535 Denominator - adjusted(1) $ 508,833 $ 62,386 $ 35,851 Reported ratio 1.17% 8.69% 16.40 % Adjusted ratio 1.39 10.41 19.36

Non-GAAP Reconciliations

Core NIM

($ MM)

	Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
Net interest income - GAAP	$ 3,285	$ 3,366	$ 3,362	$ 3,448	$ 3,650
Taxable-equivalent adjustment	28	28	29	31	37
Net interest income - taxable-equivalent	3,313	3,394	3,391	3,479	3,687
Accretion of mark on acquired loans	(316)	(356)	(367)	(440)	(454)
Accretion of mark on acquired liabilities	(24)	(29)	(35)	(40)	(49)
Accretion of mark on securities acquired from FDIC	—	—	—	(3)	(3)
Net interest income - core[1]	$ 2,973	$ 3,009	$ 2,989	$ 2,996	$ 3,181
Average earning assets - GAAP	$ 443,946	$ 438,666	$ 435,394	$ 446,825	$ 413,533
Average balance - mark on acquired loans	2,263	2,550	2,918	3,297	3,759
Average balance - mark on securities acquired from FDIC	—	—	—	300	336
Average earning assets - core[1]	$ 446,209	$ 441,216	$ 438,312	$ 450,422	$ 417,628
Annualized net interest margin:					
Reported - taxable-equivalent	**3.01 %**	**3.08 %**	**3.10 %**	**3.13 %**	**3.58 %**
Core[1]	**2.69**	**2.72**	**2.72**	**2.67**	**3.06**

(1) Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-11

A-12 Non-GAAP Reconciliations Insurance Holdings Adjusted EBITDA ($ MM) (1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Quarter Ended March 31 Dec. 31 March 31 2021 2020 2020 Segment net interest income $ 20 $ 22 $ 25 Noninterest income 633 562 557 Total revenue $ 653 $ 584 $ 582 Segment net income (loss) - GAAP $ 131 $ 99 $ 105 Provision (benefit) for income taxes 42 32 36 Depreciation & amortization 27 21 19 EBITDA 200 152 160 Merger-related and restructuring charges, net 4 8 3 Adjusted EBITDA(1) $ 204 $ 160 $ 163 Adjusted EBITDA(1) margin 31.2% 27.3% 28.1%

Non-GAAP Reconciliations

Allowance with Fair Value Marks

($ MM)

	As of/For the Quarter Ended				
	March 31 2021	Dec. 31 2020	Sept. 30 2020	June 30 2020	March 31 2020
ALLL	$ 5,662	$ 5,835	$ 5,863	$ 5,702	$ 5,211
Unamortized fair value mark [(1)]	2,067	2,395	2,676	3,077	3,539
Allowance plus unamortized fair value mark	$ 7,729	$ 8,230	$ 8,539	$ 8,779	$ 8,750
Loans and leases held for investment	$ 291,511	$ 299,734	$ 306,627	$ 314,825	319,229
Unamortized fair value mark [(1)]	2,067	2,395	2,676	3,077	3,539
Gross loans and leases	$ 293,578	$ 302,129	$ 309,303	$ 317,902	$ 322,768
Allowance for loan and lease losses as a percentage of loans and leases - GAAP	**1.94 %**	**1.95 %**	**1.91 %**	**1.81 %**	**1.63 %**
Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases - Adjusted [(1) (2)]	**2.63 %**	**2.72 %**	**2.76 %**	**2.76 %**	**2.71 %**

(1) Unamortized fair value mark includes credit, interest rate and liquidity components.

(2) Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

TRUIST

A-13

To inspire and build better lives and communities